            [LETTERHEAD OF ERVIN, COHEN & JESSUP LLP APPEARS HERE]



                                                             REF. OUR FILE NO.
                                                                  0736-320
                               January 29, 1997



Newpark Resources, Inc.
3850 Causeway Boulevard
Suite 1770
Metairie, Louisiana 70002

Gentlemen:

     You have advised us that Newpark Resources, Inc., a Delaware corporation ("Newpark"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") covering resales of 23,000 shares of Newpark Common Stock by a selling stockholder. You have asked us to provide our opinion concerning the legality of the securities to be sold pursuant to the Registration Statement.

     Based upon our examination of the Registration Statement, the Certificate of Incorporation and Bylaws of Newpark, the proceedings of the Board of Directors of Newpark and such other documents as we have considered advisable, we are of the opinion that the 23,000 shares of Newpark Common Stock to be sold pursuant to the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable shares of Newpark Common Stock.

     We hereby consent to the use of this opinion in connection with the Registration Statement to be filed by Newpark with the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ Ervin, Cohen & Jessup LLP
                                    ------------------------------
                                    ERVIN, COHEN & JESSUP LLP